                                               Filed pursuant to Rule 424(b)(1)
                                               SEC File No. 333-79081

                                  $50,000,000
          882,028 Derivative Adjustable Ratio SecuritiesSM (DARTSSM)

                          [SOUTHWEST SECURITIES LOGO]

                  5% Exchangeable Subordinated Notes due 2004

               Subject to Exchange into Class A Common Stock of

                       [KNIGHT/TRIMARK GROUP, INC. LOGO]

   Southwest Securities Group, Inc. is offering $50,000,000 of 5% Exchangeable Subordinated Notes (each, a "DARTS"). The principal amount of each DARTS will be $56.6875, which represents the closing bid price of Knight/Trimark Group, Inc. Class A common stock on June 10, 1999. At maturity, the principal of the DARTS will be paid by delivery of shares of Knight/Trimark Group, Inc. Class A common stock. Alternatively, at maturity Southwest may pay cash in an amount equal to the value of the Knight/Trimark common stock it would otherwise have to deliver, or it may pay a combination of cash and Knight/Trimark common stock. The number of shares of Knight/Trimark common stock or cash deliverable at maturity to pay the principal of the DARTS will be based on the value of the Knight/Trimark common stock at the time the DARTS mature.

   The DARTS will mature on June 30, 2004. The DARTS will bear interest at the rate of 5% per year. Interest on the DARTS will be paid quarterly in arrears on March 31 , June 30, September 30 and December 31 of each year, commencing September 30, 1999.

   The DARTS will be general unsecured obligations of Southwest. The DARTS are generally subordinated to all current and future indebtedness of Southwest and its subsidiaries. The DARTS will rank equal to certain other obligations. Knight/Trimark will not receive any proceeds from the sale of the DARTS, and it will not have any obligations with respect to the DARTS.

   We do not expect to list the DARTS on any securities exchange. The Knight/Trimark common stock is listed on the Nasdaq National Market under the symbol "NITE." On June 10, 1999, the closing bid price for the Knight/Trimark common stock was $56.6875.

                               ---------------

   This investment involves risk. See "Risk Factors" beginning on page 7.

                               ---------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                          Per DARTS    Total
                                                          --------- -----------
      Initial public offering price...................... $56.6875  $49,999,962
      Underwriting discount.............................. $ 1.9841  $ 1,750,032
      Proceeds to us (before expenses)................... $54.7034  $48,249,930

   Interest on the DARTS will accrue from June 16, 1999 to the date of delivery.

   The underwriters may, under certain circumstances, purchase up to an additional $7,500,000 of DARTS at the initial public offering price less the underwriting discount.

                               ---------------

   The underwriters are offering the DARTS subject to various conditions. The underwriters expect to deliver the DARTS to purchasers on or about June 16, 1999.

Raymond James & Associates, Inc.                      Forum Capital Markets LLC

                 The date of this prospectus is June 11, 1999

"Derivative Adjustable Ratio SecuritiesSM" and "DARTSSM" are service marks owned by Forum Capital Markets LLC.

                          CERTAIN INTRODUCTORY MATTERS

   Unless otherwise stated, all of the information in this prospectus assumes that the underwriters do not exercise their over-allotment option. References to "we," "our" and "Southwest" generally refer to Southwest Securities Group, Inc. and its subsidiaries on a consolidated basis. Reference to "SSG" means Southwest Securities Group, Inc., exclusive of its subsidiaries. All references in this prospectus to Knight/Trimark common stock and the related per share prices reflect a two-for-one stock split effected May 17, 1999.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

   Some of the statements in this prospectus are forward-looking statements. In addition, we may make forward-looking statements in future filings with the Securities and Exchange Commission and in written material, press releases and oral statements issued by us or on our behalf. Forward-looking statements include statements regarding the intent, belief or current expectations of us or our officers (including statements preceded by, followed by or including forward-looking terminology such as "may," "will," "should," "believe," "expect," "anticipate," "estimate," "continue" or similar expressions or comparable terminology) with respect to various matters.

   It is important to note that our actual results could differ materially from those anticipated in the forward- looking statements, depending on various important factors. These important factors include, but are not limited to (1) transaction volume in the securities markets; (2) volatility of the securities markets; (3) fluctuations in interest rates; (4) changes in regulatory requirements that could affect the cost of doing business; (5) status of implementation of technology solutions; (6) general economic conditions, both domestic and foreign; (7) changes in the rate of inflation and related impact on securities markets; (8) competition from existing financial institutions and other new participants in the securities markets; (9) legal developments affecting the litigation experience of the securities industry; and (10) changes in federal and state tax laws that could affect the popularity of products sold by us. See "Risk Factors" beginning on page 7 for more information on these and other risks we face.

   All forward-looking statements in this prospectus are based on information available to us on the date of this prospectus. We do not undertake to update any forward-looking statements that may be made by us or on our behalf in this prospectus or otherwise. In addition, please note that matters set forth under the caption "Risk Factors" constitute cautionary statements identifying important factors with respect to the forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

                               PROSPECTUS SUMMARY

   This summary does not contain all of the information you should consider before investing in the DARTS. You should read the entire prospectus carefully. In addition, you should review our consolidated financial statements and the other information that we have publicly filed with the Securities and Exchange Commission and that are incorporated into this prospectus by reference.

                        Southwest Securities Group, Inc.

   SSG is a Dallas-based holding company offering a broad range of investment and related financial services through our operating subsidiary companies to individual and institutional clients or their financial intermediaries, primarily in the United States. We have engaged in securities clearing and related financial market activities for over 25 years. Clearing involves maintaining our correspondent clients' accounts, processing securities transactions, extending margin loans, and performing a variety of administrative services as agent for our correspondent broker/dealers. We provide clearing and related services to over 200 correspondent broker/dealers and 700 independent contract brokers, as well as full-service brokerage and online discount brokerage services to individual investors. Our clearing business is complemented by our securities trading, securities lending, investment banking and asset management businesses. As we have grown, we have expanded our business platform by adding products and services complementary to our core clearing business.

   For a description of our securities holdings in Knight/Trimark Group, Inc., see "Relationship Between Southwest and Knight/Trimark."

                           Knight/Trimark Group, Inc.

   According to publicly available documents, Knight/Trimark Group, Inc. is the leading market maker in Nasdaq securities and in the Third Market, which is the over-the-counter market in exchange-listed equity securities, primarily those listed on the New York Stock Exchange (NYSE) and the American Stock Exchange
(AMEX). Market makers hold themselves out to execute trades by offering to buy or sell securities for their own account. Through its wholly-owned subsidiary, Knight Securities, Inc., it makes markets in approximately 6,700 equity securities in Nasdaq and on the OTC Bulletin Board of the NASD. Through its wholly-owned subsidiary, Trimark Securities, Inc., it makes markets in all NYSE- and AMEX-listed equity securities in the Third Market.

   Knight/Trimark will have no obligations with respect to the DARTS.

                                  The Offering

Securities Offered........   $50,000,000 of 5% Exchangeable Subordinated Notes
                             of SSG, consisting of 882,028 DARTS.

Initial Price.............   $56.6875 per DARTS, reflecting the closing bid
                             price of Knight/Trimark common stock on the Nasdaq
                             National Market on June 10, 1999.

Maturity Date.............   June 30, 2004

Interest Rate.............   5% per year ($2.83 for each DARTS per year).

Interest Payment Dates....   March 31, June 30, September 30 and December 31,
                             commencing September 30, 1999.

Exchange at Maturity......   At maturity, SSG will pay the principal amount of
                             each DARTS in shares of Knight/Trimark Group, Inc.
                             Class A common stock (the "Knight/Trimark common stock") in an amount described below.
                             Alternatively, SSG may pay cash in an amount equal to the value of the Knight/Trimark common stock it would otherwise be required to deliver, or it may pay a combination of cash and Knight/Trimark common stock.

                             The number of shares of Knight/Trimark common stock that will be delivered to pay the principal of a DARTS will be determined by reference to the Maturity Price of the Knight/Trimark common stock at the time the principal of the DARTS is to be paid. The Maturity Price will be equal to the average closing price per share of Knight/Trimark common stock for the 20 trading days ending on the business day prior to the maturity date.

                             . We will issue 0.8333 shares of Knight/Trimark common stock for each DARTS if the Maturity Price is greater than or equal to $68.03.

                             .  We will issue a fractional share of
                                Knight/Trimark common stock for each DARTS equal to:

                                .  the initial price per DARTS in this
                                   offering divided by
                                .  the Maturity Price

                                if the Maturity Price is less than $68.03 but is greater than the initial price per DARTS in this offering.

                             . We will issue one share of Knight/Trimark common stock for each DARTS if the Maturity Price is less than or equal to the initial price per DARTS in this offering.

                             The amount of Knight/Trimark common stock delivered at maturity may be adjusted as a result of certain distribution and recapitalization events involving Knight/Trimark.

No Early Redemption or       The DARTS are not redeemable or exchangeable for
Exchange..................   Knight/Trimark common stock until their maturity.

Obligations only of SSG...   The DARTS are obligations of SSG and are not
                             obligations of Knight/Trimark.

Ranking...................   The DARTS are subordinated unsecured general debts
                             of SSG. The DARTS are subordinate to all existing and future indebtedness of SSG (other than trade payables and obligations designated as junior to the DARTS) and all liabilities of SSG's subsidiaries, except the DARTS will rank equal to:

                             . all future debt of SSG for money borrowed that is not designated as senior to the DARTS; and

                             . any future debt of SSG and its subsidiaries that is convertible or exchangeable for capital stock.

                             If SSG had completed this offering on March 26, 1999 and applied the proceeds as it intends, then on that date the DARTS would have been subordinated to $7.5 million of indebtedness.

Investment in DARTS.......   The terms of the DARTS differ from those of
                             ordinary debt securities because the value that a holder of a DARTS will receive at maturity is not fixed, but is based on the market price of the Knight/Trimark common stock at maturity.

Listing...................   We do not expect to list the DARTS on any
                             securities exchange.

                             The Knight/Trimark common stock trades on the Nasdaq National Market under the symbol "NITE."

Use of Proceeds...........   The net proceeds from the sale of the DARTS will
                             be added to SSG's general corporate funds and will be used for general corporate purposes. See "Use of Proceeds."

Risk Factors..............   An investment in the DARTS involves a high degree
                             of risk. Therefore, each potential buyer should carefully consider the matters set forth in the section "Risk Factors," which begins on page 7.

   SSG's address is 1201 Elm Street, Suite 3500 Dallas, Texas 75270, and our telephone number is (214) 859-1800.

             Summary Historical Consolidated Financial Information

   The summary historical financial information presented below for, and as of the end of, each of the fiscal years in the five-year period ended June 26, 1998 is derived from our audited consolidated financial statements, which financial statements have been audited by KPMG LLP, independent certified public accountants. The summary consolidated financial information for the nine months ended March 26, 1999 and March 27, 1998 is derived from our unaudited consolidated financial statements. In the opinion of management, the unaudited results of operations for the nine months ended March 26, 1999 and March 27, 1998 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. The unaudited consolidated results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full fiscal year. The following financial information should be read in conjunction with our consolidated financial statements and related notes thereto incorporated by reference in this prospectus.

                            Nine Months Ended
                               (unaudited)                        Fiscal Year Ended
                          --------------------- ------------------------------------------------------
                          March 26,  March 27,   June 26,   June 27,   June 28,   June 30,   June 24,
                             1999       1998       1998       1997       1996       1995       1994
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                    (in thousands, except return, ratio and per share data)
Statement of Income
 Data:
Revenues:
 Net revenues from
  clearing operations...  $   28,030 $   19,324 $   26,607 $   22,693 $   17,897 $   10,818 $   14,062
 Commissions............      46,946     44,045     59,401     38,882     36,896     26,617     32,913
 Interest...............     106,286    104,738    143,121    119,176     95,956     63,629     44,746
 Investment banking,
  advisory and
  administrative fees...      21,193     19,071     27,850     16,031     12,533      9,107     10,914
 Net gains on principal
  transactions..........      29,508      8,625     12,576     11,856      8,735      4,877      4,977
 Other..................      10,572      8,799     16,203      9,766      9,791      5,133      6,143
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
                          $  242,535 $  204,602 $  285,758 $  218,404 $  181,808 $  120,181 $  113,755
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
Expenses:
 Commissions and other
  employee
  compensation..........  $   90,268 $   64,878 $   91,817 $   65,062 $   53,433 $   40,416 $   44,347
 Interest...............      71,736     73,599    100,704     83,238     69,092     42,308     28,524
 Other expenses.........      52,118     42,566     61,339     44,361     37,526     28,702     28,231
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
                          $  214,122 $  181,043 $  253,860 $  192,661 $  160,051 $  111,426 $  101,102
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
Income before income
 taxes..................  $   28,413 $   23,559 $   31,898 $   25,743 $   21,757 $    8,755 $   12,653
Income taxes............      10,055      8,261     11,268      8,760      7,717      3,087      4,461
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
 Net income.............  $   18,358 $   15,298 $   20,630 $   16,983 $   14,040 $    5,668 $    8,192
                          ========== ========== ========== ========== ========== ========== ==========
Earnings per share,
 basic (1)..............  $     1.56 $     1.30 $     1.76 $     1.51 $     1.26 $     0.55 $     0.78
Earnings per share,
 diluted (1)............  $     1.56 $     1.30 $     1.75 $     1.51 $     1.26 $     0.55 $     0.78
Weighted average shares
 outstanding -
 basic (1)..............      11,752     11,741     11,744     11,270     11,161     10,393     10,549
Weighted average shares
 outstanding -
 diluted (1)............      11,798     11,765     11,763     11,283     11,167     10,393     10,549
Statement of Financial Condition
 Data-
  At Period End:
Receivables from
 clients, net...........  $  689,861 $  684,146 $  648,464 $  570,461 $  475,195 $  309,684 $  292,554
Total assets............   3,693,219  3,556,402  3,220,106  3,276,392  2,196,397  1,535,979  1,271,556
Total stockholders'
 equity.................     203,659    120,690    125,467    106,928     84,449     71,541     63,866
Tangible book value per
 share (1)..............       16.68       9.62      10.04       8.44       7.30       6.16       5.78
Other Data:
Transactions cleared....      13,860      4,514      6,771      3,322      2,040        825        793
Assets under management,
 at period end..........  $3,788,000 $3,435,000 $2,944,000 $2,048,000 $1,354,000 $1,095,000 $  354,000
Return on beginning
 equity (2).............         20%        19%        19%        20%        20%         9%        15%
Ratio of earnings to
 fixed charges (3) .....        1.4x       1.3x       1.3x       1.3x       1.3x       1.2x       1.4x

--------
(1) Adjusted for the 10% stock dividend declared on May 6, 1999 and payable on August 2, 1999 to shareholders of record on July 15, 1999.
(2) Annualized for the nine month periods.
(3) For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income before the provision for income taxes and fixed charges, and fixed charges consist of interest expense and one-third of rental expense which is deemed representative of an interest factor.

                                  RISK FACTORS

   An investment in the DARTS involves a high degree of risk. You should carefully consider the specific factors listed below and the other information included in this prospectus before investing in the DARTS.

Risks Associated with Knight/Trimark

The amount of principal paid at maturity of the DARTS will depend on the value of the Knight/Trimark common stock

   The value of the principal payment a holder of a DARTS will receive at maturity is not fixed, but is based on the price of Knight/Trimark common stock at maturity. This is different from ordinary debt securities, which pay a fixed amount at maturity. We cannot assure you that the value of the Knight/Trimark common stock (or at our option, the cash equivalent) we deliver in payment of principal of a DARTS will be equal to or greater than the initial price of the DARTS in this offering because the price of Knight/Trimark common stock is subject to market fluctuations. For example, if the Maturity Price is less than the initial price of the DARTS in this offering, an investment in the DARTS will result in a loss because the value of the Knight/Trimark common stock (or, at our option, the cash equivalent) that we deliver in payment of principal of a DARTS will be less than the initial price paid for a DARTS in this offering. The DARTS are not principal protected and, accordingly, investors in the DARTS may lose their entire investment.

The value of the Knight/Trimark common stock is subject to a number of factors

   We cannot assure you that Knight/Trimark will be a successful or profitable company or that the value of the Knight/Trimark common stock will not be adversely affected by market conditions prevailing from time to time. If Knight/Trimark is not a successful company, the value of the Knight/Trimark common stock will be adversely affected. Knight/Trimark's success is subject to all of the risks related to operations in the securities industry, as well as management, regulatory, financing, litigation, technology, competitive and other risks. The value of the Knight/Trimark common stock will also be affected by prevailing economic, political and financial conditions, both in the U.S. and internationally, as well as the liquidity and other attributes of the trading market for the Knight/Trimark common stock. If the value of the Knight/Trimark common stock is adversely affected by any of these risks or market conditions, the value of the DARTS and value of the payment made to holders of the DARTS at maturity will also be adversely affected.

The value of the DARTS will be affected by the trading price of Knight/Trimark common stock

   We anticipate that the trading prices of the DARTS in the secondary market will be directly affected by the trading price of Knight/Trimark common stock in the secondary market. It is impossible to predict whether the price of Knight/Trimark common stock will rise or fall. The trading price of Knight/Trimark common stock has been volatile. The future trading price of the Knight/Trimark common stock will be influenced by factors related to Knight/Trimark directly and by economic, financial and other factors and market conditions that can affect the capital markets generally, including the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of Knight/Trimark common stock in the market subsequent to the offering of the DARTS or the perception that such sales could occur.

We do not control Knight/Trimark; Knight/Trimark has no obligations with respect to the DARTS

   As of the date of this prospectus, we own approximately 3.3 million shares of Knight/Trimark common stock. We are a minority investor in, and are not affiliated with, Knight/Trimark. As such, we have no ability to control, directly or indirectly, the affairs or management of Knight/Trimark. Knight/Trimark has no obligations with respect to the DARTS and is under no obligation to take our needs or the needs of holders of the DARTS into consideration for any reason. Knight/Trimark will not receive any of the proceeds of this offering and is not responsible for, and has not participated in, the determination or calculation of the amount receivable by holders of the DARTS at maturity. Knight/Trimark is not involved with the administration or trading of the DARTS and has no obligation with respect to the amount receivable by holders of the DARTS at maturity.

We are not responsible for Knight/Trimark disclosure

   The information contained in this prospectus concerning Knight/Trimark has come solely from information made publicly available by Knight/Trimark. See "Knight/Trimark Group, Inc." A subsidiary of SSG acted as an underwriter in connection with the public offerings of Knight/Trimark common stock, but has not made any "due diligence" inquiry of Knight/Trimark subsequent to those offerings. Neither SSG nor any underwriter has participated in the preparation of Knight/Trimark's publicly available documents and they have not made any "due diligence" inquiry into the accuracy or completeness of the information in those documents. Neither SSG nor any underwriter assumes any responsibility for the accuracy or completeness of that information, and neither SSG nor the underwriters guarantee the accuracy or completeness of that information. You are urged to make your own investigation into the business and affairs of Knight/Trimark. We do not intend to, and are under no obligation to, provide information to the holders of the DARTS with respect to future developments in the business and affairs of Knight/Trimark.

Knight/Trimark common stock is subject to dilution

   The amount that holders of the DARTS are entitled to receive at maturity is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and certain other actions of Knight/Trimark that affect Knight/Trimark's capital structure. See "Description of the DARTS--Anti-Dilution Adjustments." No adjustment to the number of shares (or the cash equivalent) will be made for certain other events, such as an issuer tender or exchange offer at a premium to the market price or a third party tender or exchange offer for shares of Knight/Trimark common stock, and offerings of Knight/Trimark common stock for cash or in connection with acquisitions, that may adversely affect the price of the Knight/Trimark common stock and the trading price of the DARTS. We cannot assure you that Knight/Trimark will not make offerings of Knight/Trimark common stock or take other action in the future that may adversely affect the trading price of the DARTS.

Risks Associated with the DARTS

Investors in the DARTS will not fully participate in an increase in the value of Knight/Trimark common stock

   The DARTS provide less ability to benefit from equity appreciation in the Knight/Trimark common stock than is provided by a direct investment in the Knight/Trimark common stock. This is because the amount received by investors at maturity of the DARTS will only exceed the initial price paid for the DARTS in this offering if the Maturity Price exceeds the Threshold Appreciation Price, which represents an appreciation of 20% over the initial price of the DARTS in this offering. In addition, the DARTS provide investors with only 83.33% of any appreciation of the Knight/Trimark common stock over the Threshold Appreciation Price.

We do not have to hold Knight/Trimark common stock for delivery at maturity of the DARTS and we are not required to deliver Knight/Trimark common stock at maturity

   The Indenture relating to the DARTS does not contain any restriction on our ability to sell, pledge or otherwise convey all or any portion of our Knight/Trimark common stock, and no shares of Knight/Trimark common stock will be pledged or otherwise held in escrow for delivery at maturity of the DARTS. As a result, if we become bankrupt or insolvent or we are liquidated, then any Knight/Trimark common stock we own will be subject to the claims of our creditors. In addition, we have the option to pay the principal of the DARTS at maturity either in shares of Knight/Trimark common stock or cash in an amount equal to the value of the Knight/Trimark common stock we are otherwise required to deliver or a combination of cash and Knight/Trimark common stock. We cannot provide assurance that we will elect to deliver Knight/Trimark common stock at maturity of the DARTS.

Our sales of Knight/Trimark common stock may affect the value of the DARTS and the Maturity Price

   The Indenture does not restrict our ability to buy or sell shares of Knight/Trimark common stock. Sales of Knight/Trimark common stock by us may adversely affect the price of the Knight/Trimark common stock and, therefore, the DARTS. If we sell Knight/Trimark common stock during the period used to determine the Maturity Price, the Maturity Price may be lower than it would otherwise be. Also, since we may sell our Knight/Trimark common stock prior to maturity, it is possible for us to make a substantial profit from our sales of Knight/Trimark common stock even though investors in the DARTS lose some or all of their investment.

Investors in the DARTS have no rights as Knight/Trimark stockholders

   Holders of the DARTS will not be entitled to any rights with respect to Knight/Trimark common stock, including, without limitation, voting rights and rights to receive any dividends or other distributions in respect of such stock. Holders of DARTS will only become entitled to these rights at the time, if any, we exchange shares of Knight/Trimark common stock for the DARTS at maturity and then only if the applicable record date, if any, for the exercise of such rights occurs after such date. For example, in the event that an amendment is proposed to the Certificate of Incorporation or Bylaws of Knight/Trimark and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to our delivery of Knight/Trimark common stock at maturity, holders of the DARTS will not be entitled to vote on the amendment, and we would be entitled to vote on the amendment without notifying or taking into account the interests of the holders of the DARTS.

The federal income tax consequences relating to the DARTS are uncertain

   Neither the IRS nor any court has decided how the DARTS or similar securities should be treated for United States federal income tax purposes. As a result, significant aspects of their tax treatment are uncertain. We will not ask the IRS to rule on how the DARTS should be treated. The IRS may disagree with the description of tax consequences of owning the DARTS that is described under "Certain United States Federal Income Tax Considerations."

It is possible that the secondary market for the DARTS will be illiquid

   The DARTS are new securities, and there is currently no secondary market for the DARTS. We do not intend to apply to have the DARTS listed on any securities exchange. Because the DARTS will not be listed or traded on any securities exchange, pricing information for the DARTS will be more difficult to obtain, and the liquidity of the DARTS may be adversely affected. We cannot assure you that an active market for the DARTS will develop. If an active market does not develop, Southwest has been advised by the underwriters that they intend to make a market in the DARTS in the over-the-counter market. However, they are not obligated to do so and they may discontinue such market making at any time without notice. There can be no assurance that an active secondary market for the DARTS will develop or, if a secondary market does develop, that it will continue for the life of the DARTS.

The DARTS will be subordinate to our future and existing indebtedness

   The DARTS will be unsecured obligations of SSG and will be subordinate to all existing and future debt of SSG that by its terms is designated as senior to the DARTS. At March 26, 1999, SSG had no outstanding indebtedness. In addition, the DARTS will be structurally subordinated to all of the indebtedness of our subsidiaries. At March 26, 1999, SSG's subsidiaries had $55.5 million of outstanding indebtedness. The Indenture that will govern the DARTS will not restrict the ability of SSG or its subsidiaries to incur additional debt. By reason of this subordination, if (1) SSG becomes insolvent or bankrupt or liquidates its business or (2) there is a payment default or acceleration of payment with respect to indebtedness of SSG, then assets of SSG (including its Knight/Trimark common stock) will be available to pay the DARTS only after all of the obligations to which the DARTS are subordinated are paid in full.

We will depend on payments from our subsidiaries to fund our cash payment obligation

   SSG does not have any business operations or source of income of its own, and it conducts substantially all of its operations through its subsidiaries. Therefore, SSG depends on the cash flow from its subsidiaries and payment of funds by them to meet its debt service obligations. Many of SSG's subsidiaries are engaged in regulated industries and have statutory capital requirements. These regulations may restrict the ability of the subsidiaries to make payments to SSG. In addition, future indebtedness of SSG's subsidiaries may impose limitations on their ability to make cash payments and distributions to SSG.

Risks Associated with Southwest

We are subject to risks inherent in the securities industry

   The securities industry generally is, by its nature, volatile. We are subject to numerous and substantial risks, many of which are beyond our control, as a result of our activities in the securities industry, including:

  . the risk of declines in price levels of securities and volumes of transactions,

  . losses resulting from our ownership, trading or underwriting of securities,

  .  the failure of counterparties to meet commitments,

  .  customer, employee or issuer fraud,

  .  litigation,

  .  customer claims alleging improper sales practices,

  .  errors or misconduct by brokers, traders, employees or agents, and

  . errors or failures in connection with the processing of securities transactions.

Many of these risks may increase in periods of market volatility or reduced liquidity.

   Also, several fundamental changes are affecting the securities industry. These changes include the emergence of online discount brokers, the increased prominence of online retail investors, consolidation among firms in the securities industry, new regulations at the federal and state level and the increased use of technology. These changes could result in increased competition from larger broker/dealers, a need for increased investment in technology or potential loss of customers. These trends or future changes could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We depend on untested, non-proprietary information systems

   Our business strategy depends upon our implementation of a new client-server based information system to support our correspondent clearing and brokerage business. We expect to be the first firm to fully implement this system, portions of which are still in the development stage. There is significant risk in migrating to an untried software system, and we may not be able to use the new system within our planned time frame, or the system may not function properly when it is installed. A significant delay in our use of the new system or serious or chronic malfunctions of the system after installation could lead to unanticipated service disruptions, slower response times, impaired quality and speed of order fulfillment, degradation in customer service, and delays in reporting accurate financial information. Any of these events could have a material adverse effect on our business, financial condition, results of operations or cash flows.

   The new information system is not proprietary to us. It has been developed by an entity in which we and other securities firms own interests. Each of the other securities firms that have participated in the development effort have rights to use the system in their operations. In addition, the system will be marketed to other securities firms. Any competitive advantage that we may gain from use of the new system will be lessened or eliminated if other firms successfully implement the same system, as we expect they will.

   We currently use a legacy system similar to that in place at many of our competitors. Our in-house programmers perform all maintenance and enhancement of this legacy system. Until the new system is successfully implemented, we will continue to rely on our own ability to modify and maintain the older system to accommodate our current levels of processing. Our inability to do so could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our revenues would decrease if securities transaction volumes decline

   Our business depends upon the general volume of investing and securities trading in the United States securities markets. If the volume of securities transactions should decline, revenues from our securities brokerage, securities lending and clearing businesses would decrease and our business, financial condition, results of operations and cash flows would be materially impacted.

Our business is subject to credit risk

   As part of margin lending, executing transactions and securities lending, we extend credit to our own clients and to our correspondents and their clients. We could suffer material losses if these borrowers fail to honor their commitments to us and we do not hold adequate collateral.

   Our business is subject to the risk involved in margin lending for the purchase of securities and short sales. Agreements with margin and short account clients permit us to liquidate or buy securities if the amount of our collateral becomes insufficient. However, we may be unable to liquidate or buy securities for various reasons, including:

  .  the securities may not be actively traded,

  . the securities might be a large block of securities that exceeds current market demand, or

  . trading might be halted in a security for various reasons, including the issuance of a stop order.

In addition, in securities transactions we are subject to credit risk during the period between the execution of a trade and the settlement of such transaction by the customer. While our correspondents guarantee all obligations of their clients, our correspondents may not be able to satisfy their obligations under these guarantees.

   Our securities lending business also is subject to credit risk. When we borrow securities, we make a cash deposit with the counterparty, and when we lend securities, we receive a cash deposit from the counterparty. If a counterparty fails to perform and our collateral or cash deposit is not adequate, we are subject to risk of loss. Credit risk in all areas of the business increases if prices decline rapidly because the value of our collateral could fall below the amount of indebtedness it secures. In rapidly appreciating markets, credit risk also increases due to short positions.

Market fluctuations could adversely impact our business

   We are subject to risks as a result of fluctuations in the securities markets. Our securities trading, market-making and underwriting activities involve the purchase and sale of securities as a principal, which subjects our capital to significant risks. Market conditions could limit our ability to sell securities purchased or to purchase securities sold in such transactions. If price levels for equity securities decline generally, the market value of equity securities that we hold in our inventory could decrease. In addition, if interest rates increase, the value of debt securities we hold in our inventory would decrease. If securities prices decline generally, the value of assets that we manage also could decline. Because we generally receive fees based on the value of assets under management, our revenues from asset management services could decline if securities prices decline.

   In addition, fluctuations in securities markets might have the following results, any of which could negatively impact us:

  .  markets might become less liquid, resulting in lower trading volumes,

  . buyers and sellers of securities might become unable to fulfill their settlement obligations to us, and

  .  litigation and other claims against us could increase.

We depend on the services of certain of our key personnel

   We depend on the highly skilled, and often specialized, individuals we employ, particularly certain personnel in our asset management, securities lending and trading businesses. Competition for the services of these employees is intense. Although we have taken steps designed to retain our employees, including adopting various incentive compensation plans, we cannot guarantee that our efforts to retain such personnel will be successful. We generally do not enter into employment agreements or noncompetition agreements with our employees. We might lose such professionals due to increased competition or other factors in the future. Our business, financial condition and operating results could be materially impacted if we were to lose the services of certain of our asset management, securities lending, or trading professionals, particularly senior professionals with broad industry experience.

We depend significantly on our computer and communications systems

   Our clearing, brokerage and trading businesses depend heavily on the integrity and performance of our computer and communications systems. Some of these systems utilize aging technology. Extraordinary trading volumes or other events could cause our computer systems to operate at an unacceptably low speed or even fail. Customers could suffer delays in trading if there were any significant malfunctions or failure of our computer systems or any other systems in the trading process (e.g., online service providers, record retention and data processing functions performed by third parties, and third-party software, such as Internet browsers). Such delays could cause substantial losses for customers and could subject us to claims from customers for losses, including litigation claiming fraud or negligence. In addition, if our computer and communications systems fail to operate properly, regulations would restrict our ability to conduct business. Any such failure could prevent us from collecting funds relating to customer transactions, which would materially impact our cash flow. Our network may not work appropriately and we could suffer an extended computer system failure. Any computer or communications system failure or decrease in computer system performance that causes interruptions in our operations could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our computer systems are subject to security risks

   Our computer systems and network infrastructure could be vulnerable to security problems. Hackers may attempt to penetrate our network security. Such actions could have a material adverse effect on our business. A party who is able to penetrate our network security could misappropriate proprietary information. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information. Advances in computer capabilities, discoveries in the field of cryptography and other discoveries, events or developments could lead to a compromise or breach of the algorithms that our licensed encryption and authentication technology uses to protect such confidential information. If such a compromise or breach of our licensed encryption and authentication technology occurs, it could have a material adverse effect on our business, results of operations and financial condition. We may be required to expend significant capital and resources and engage the services of third parties to protect against the threat of such security, encryption and authentication technology breaches or to alleviate problems caused by such breaches. Security breaches or the inadvertent transmission of computer viruses could expose us to a risk of loss or litigation and possible liability.

We are subject to regulatory risks

   We are subject to extensive federal and state laws, rules and regulations designed to protect the interests of investors. We are also regulated by self-regulatory organizations such as the NYSE, the NASD and the Municipal Securities Rulemaking Board. If we fail to comply with any of these laws, rules or regulations, we could be subject to fines, suspensions or expulsion, which would have a material adverse effect upon our business, financial condition, results of operations or cash flows.

   Recently, there has been an increased focus by regulatory organizations on the responsibility of clearing and online brokerage firms. Additional legislation or regulations, or changes in the methods of enforcement of existing regulations by governmental entities may have a material adverse effect on our business, financial condition, results of operations or cash flows.

   The SEC, the NYSE and various other regulatory agencies have stringent rules regarding the maintenance of specified levels of net capital by securities firms. A significant operating loss or any material charge against net capital could adversely affect our ability to expand or even maintain our present level of business.

Our business is highly competitive

   All aspects of our business are highly competitive. We compete with numerous other securities firms, commercial banks, investment banking firms, life insurance companies, asset management firms, trust companies and others. Many of our competitors have substantially greater access to capital and other resources not available to us.

   The clearing business has become considerably more competitive over the past few years and there are numerous large, highly visible and well-financed securities firms that either have begun offering clearing services or have attempted to increase their share of the market. Despite our efforts to remain competitive, our customers may decide to discontinue using our services. In addition, there has been consolidation within the financial services industry by securities firms and other financial institutions having financial resources far greater than us. These developments have increased competition from firms with greater capital resources and possibly greater operating efficiencies than ours.

   The securities industry has experienced substantial commission discounting by broker/dealers competing for institutional and individual brokerage business. In addition, an increasing number of specialized firms now focus their services on the individual investor, which enables them to execute trades without the assistance of a broker. These firms generally effect transactions for their clients on a discounted commission basis without offering other services such as portfolio evaluation, investment recommendations and research. This could result in lower brokerage revenues and profit margins to us.

   Commercial banks and other financial institutions are offering their clients certain corporate and individual financial services traditionally provided by securities firms. The current trend toward consolidation in the commercial banking industry could further increase competition in all aspects of our business and could affect the opportunities for us to expand or maintain business. We cannot predict the type and extent of competing services that commercial banks and other financial institutions may offer. We would be adversely affected by increased competition from other financial institutions.

Our business may be affected by year 2000 issues

   The widespread use of computer programs that rely on two-digit date programs to perform computations and decision-making functions may cause information technology systems to malfunction in the year 2000 and may lead to significant business delays. The year 2000 problem has the potential to significantly impact the securities industry since information is moved to and from the exchanges and trading partners on a real-time basis from computer system to computer system with little human interaction. In addition to potential problems from computer systems, potential problems could arise from equipment with embedded chips, such as vaults, elevators and other non-information technology systems. Not all of our systems are year 2000 compliant. If we fail to properly recognize and address the year 2000 problem in our systems, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

   The year 2000 problem also affects some of our major suppliers of computers, software and other equipment. We have discussed the year 2000 problem with all of our major suppliers, but we cannot assure you that these suppliers will resolve any or all year 2000 problems. If our suppliers fail to resolve year 2000 problems, our business could be materially disrupted.

   We expect to identify and resolve all year 2000 problems that could materially adversely affect our business operations. We cannot determine with complete certainty that all year 2000 problems affecting us or our clients have been identified or corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, no one can accurately predict how many year 2000 problem-related failures will occur or the severity, duration, or financial consequences of these perhaps inevitable failures. Moreover, our failure to address adequately year 2000 issues in our main trading-related, communications or data processing systems could result in litigation, which could be costly and time-consuming to defend.

We are subject to risks relating to litigation and potential securities law liabilities

   Many aspects of our business involve substantial risks of liability. In recent years, there has been an increasing incidence of litigation involving the securities industry. In the normal course of our business, we have been subject to claims by clients dealing with matters such as unauthorized trading, churning, mismanagement and breach of fiduciary duty, which are made against most broker/dealers and clearing companies. We are frequently brought into lawsuits based on actions of our correspondents. Underwriters are subject to substantial potential liability for material misstatements and omissions in prospectuses and other communications with respect to underwritten offerings of securities. A substantial settlement by or judgment against us could have a material adverse effect on our business, financial condition, results of operations or cash flows.

   We are a party to several lawsuits and arbitrations and are subject to the risk of litigation and claims. As we intend to defend actively such litigation, significant legal expenses may be incurred.

We are dependent on web infrastructure in conducting our business

   The successful implementation of our business strategies that use the internet will depend in large part upon the continued development of a web infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security, and timely development of complementary products such as high speed modems for providing reliable web access and services. Because global commerce and online exchange of information on the web and other similar open wide area networks are new and evolving, we cannot predict with any assurance whether the web will support increasing use or will prove to be a viable commercial marketplace. The web has experienced, and is expected to continue to experience, significant growth in the number of users and the amount of content. To the extent that the web continues to experience increased number of users, frequency of use or increased bandwidth requirements of users, we cannot assure you that the web infrastructure will continue to be able to support the demands placed on it. Furthermore, the performance or reliability of the web could be adversely affected by this continued growth. In addition, the web could lose its viability or effectiveness due to delays in the development or adoption of new standards and protocols to handle increased levels of activities or due to increased governmental regulation. We cannot assure you that the infrastructure or complementary products or services necessary to make the web a viable commercial marketplace will be developed, or, if they are developed, that the web will achieve broad acceptance. If the necessary infrastructure standards, protocols or complementary products, services or facilities are not developed, our business, results of operations and financial condition will be materially and adversely affected. Even if such infrastructure, standards or protocols or complementary products, services or facilities are developed and the web becomes a viable commercial marketplace, we may incur substantial expenditures in order to adapt our services to changing web technologies, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our management has discretion in use of proceeds

   We intend to use a significant portion of the net proceeds from the offering for general corporate purposes. Accordingly, our management has discretion in how the net proceeds of the offering are utilized in our business.

Forward-looking statements

   Certain of the statements contained in documents incorporated by reference into this Prospectus may be considered forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that are based on management's beliefs, as well as assumptions made by, and information currently available to, management. When used in these documents, words such as "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal," or similar words are intended to identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. Important factors that could cause future results to differ include, but are not limited to (1) transaction volume in the securities markets; (2) volatility of the securities markets; (3) fluctuations in interest rates; (4) changes in regulatory requirements that could affect the cost of doing business; (5) status of implementation of technology solutions;
(6) general economic conditions, both domestic and foreign; (7) changes in the rate of inflation and related impact on securities markets; (8) competition from existing financial institutions and other new participants in the securities markets; (9) legal developments affecting the litigation experience of the securities industry; and (10) changes in federal and state tax laws that could affect the popularity of products sold by us.

                        SOUTHWEST SECURITIES GROUP, INC.

   We are a full-service securities firm using technology to deliver a broad range of investment and related financial services to our clients, which include individual and institutional investors, broker/dealers, corporations, governmental entities and financial intermediaries.

   We provide clearing and related services to over 200 correspondent broker/dealers and 700 independent contract brokers, as well as full-service and online discount brokerage services to individual investors. Clearing involves maintaining our correspondent clients' accounts, processing securities transactions, extending margin loans, and performing a variety of administrative services as agent for our correspondent broker/dealers. Our clearing business is complemented by our securities trading, securities lending, investment banking and asset management businesses.

   Our principal subsidiary, Southwest Securities, Inc., is a registered securities broker/dealer and a member of the NYSE and other major exchanges. Southwest Securities, Inc. provides correspondent clearing services to securities broker/dealers and other financial institutions in 30 states, Canada and Europe. Southwest Securities, Inc. serves individual investors through its Private Client Group offices in Texas, New Mexico and California and institutional investors nationwide from its Dallas, New York and Chicago offices. Clients of these offices gain access to Southwest Securities, Inc.'s investment research that focuses on corporations primarily in the southwestern United States.

   We operate three other broker/dealer subsidiaries engaged in certain aspects of the securities brokerage business. All three are NASD-registered broker/dealers and correspondents of Southwest Securities, Inc. SWS Financial Services, Inc. contracts with independent registered representatives for the administration of their securities business. We offer online discount brokerage services through Mydiscountbroker.com, Inc., which began operations in 1997. NorAm, formerly Equity Securities Trading Company, Inc., contracts with Canadian Securities brokers on an independent contractor basis for the administration of their U.S. securities business.

   We offer investment management, advisory and trust services through three subsidiaries. Westwood Management Corporation, a registered investment advisor, manages the Gabelli-Westwood Family of Mutual Funds as well as equity and fixed income investments for a diverse clientele including corporate plan sponsors, charitable institutions, educational endowments and public funds. Westwood Trust provides trust, custodial and other management services to high net worth individuals and corporations throughout Texas and the Southwest. SW Capital Corporation administers the Local Government Investment Cooperative fund for cities, counties, schools and other local governments across Texas.

   SWS Technologies, Inc., incorporated in 1997, provides internet services, network design and engineering and disaster recovery services to us, our clients and other customers primarily in the southwestern United States.

   We were incorporated in Delaware in 1972 and completed our initial public offering on October 11, 1991. Our principal executive offices are located at 1201 Elm Street, Suite 3500, Dallas, Texas 75270 and our telephone number is
(214) 859-1800.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of the DARTS in this offering (after payment of underwriting discounts and commissions and estimated expenses of the offering) will be $48,019,930 ($55,257,409 if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds for general corporate purposes, including potential expansion (through internal growth or by acquisition) of our correspondent clearing, brokerage, investment banking, trading, securities lending, asset management or technology businesses. We continually review possible acquisitions and are in preliminary discussions with respect thereto. Except as disclosed in SSG's Form 8-K dated June 7, 1999, incorporated by reference herein, we have no commitment with respect to any possible acquisition. Pending use of the net proceeds of the offering, we may use a portion of the net proceeds to reduce short-term bank borrowings incurred for working capital to finance our securities inventories and securities inventories of our correspondents. These short-term bank borrowings bear interest at a floating rate of 1/4% above the Federal Funds rate and are due and payable on demand.

                                 CAPITALIZATION

   The following table sets forth our consolidated capitalization at March 26, 1999 and the pro forma consolidated capitalization as adjusted to give effect to the consummation of the offering of $50,000,000 of DARTS, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

                                                           March 26, 1999
                                                            (unaudited)
                                                      -------------------------
                                                                       As
                                                      Actual(1)  Adjusted(1)(2)
                                                      ---------  --------------
                                                           (in thousands)
Indebtedness:
  Short-term borrowings.............................. $  55,500    $   7,500
  5.0% Exchangeable Subordinated Notes Due 2004......       --        50,000
                                                      ---------    ---------
    Total indebtedness...............................    55,500       57,500
Stockholders' equity:
  Preferred stock, $1.00 par value, 100,000 shares
   authorized; none issued...........................       --           --
  Common stock, $0.10 par value, 20,000,000 shares
   authorized; 11,771,295 issued and outstanding ....     1,177        1,177
  Additional paid-in capital ........................   124,678      124,678
  Unrealized holding gain, net of tax................    61,636       61,636
  Retained earnings .................................    16,179       16,179
  Receivable from employees under the employee stock
   purchase plan.....................................       (11)         (11)
                                                      ---------    ---------
    Total stockholders' equity.......................   203,659      203,659
                                                      ---------    ---------
Total capitalization................................. $ 259,159    $ 261,159
                                                      =========    =========


--------
(1) As adjusted for the 10% stock dividend declared on May 6, 1999 and payable on August 2, 1999 to shareholders of record on July 15, 1999.

(2) As adjusted to reflect the sale of $50,000,000 of DARTS, and application of the net proceeds as set forth under "Use of Proceeds."

               RELATIONSHIP BETWEEN SOUTHWEST AND KNIGHT/TRIMARK

   Southwest owned a minority interest in Roundtable Partners, LLC, the predecessor of Knight/Trimark. In connection with the initial public offering of Knight/Trimark common stock in July 1998, our interest in Roundtable Partners, LLC was converted into approximately 3.3 million shares of Knight/Trimark. In our financial statements we classify the Knight/Trimark common stock as marketable equity securities available for sale, and our unrealized holding gain, net of tax, is recorded as a separate component of stockholders' equity.

                           KNIGHT/TRIMARK GROUP, INC.

   This prospectus relates only to the DARTS offered hereby and does not relate to the Knight/Trimark common stock. All disclosures contained in this prospectus regarding Knight/Trimark are derived from the publicly available documents of Knight/Trimark described below. A subsidiary of SSG acted as an underwriter in connection with the public offerings of Knight/Trimark common stock, but has not made any "due diligence" inquiry of Knight/Trimark subsequent to those offerings. However, SSG and the underwriters did not participate in the preparation of those documents and have not made any "due diligence" inquiry with respect to the information provided in those documents. Neither SSG nor any underwriter assumes any responsibility for the accuracy or completeness of that information. Neither Southwest nor the underwriter are obligated to provide holders of the DARTS with supplemental information regarding future developments affecting Knight/Trimark. There can be no assurance that all events occurring prior to the date of this prospectus (including events that would affect the accuracy or completeness of Knight/Trimark's publicly available documents) that would affect the trading price of the Knight/Trimark common stock have been publicly disclosed. Because the amount receivable by a holder of a DARTS at maturity is related to the trading price of the Knight/Trimark common stock, such events, if any, would most likely also affect the trading price of the DARTS. Investors are urged to conduct their own investigation into the business and affairs of Knight/Trimark.

   According to publicly available documents, Knight/Trimark is the leading market maker in Nasdaq securities and in the Third Market, which is the over-the-counter market in exchange-listed equity securities, primarily those listed on the New York Stock Exchange (NYSE) and the American Stock Exchange (AMEX). Market makers hold themselves out to execute trades by offering to buy or sell securities for their own account. Through its wholly-owned subsidiary, Knight Securities, Inc. ("Knight"), they make markets in approximately 6,700 equity securities in Nasdaq and on the OTC Bulletin Board of the NASD. Through its wholly-owned subsidiary, Trimark Securities, Inc. ("Trimark"), they make markets in all NYSE- and AMEX-listed equity securities in the Third Market.

   Since its inception in 1995, Knight/Trimark has significantly increased its market share of trading volume in the markets in which it participates:

  . Based on data from The AutEx Group, a widely recognized industry reporting service that publishes daily trading volume and market share statistics reported by broker/dealer market makers, Knight achieved a #1 market share ranking of volume in Nasdaq in February 1998. Additionally, Knight has further increased its volumes and its market share since that time. The volume of Nasdaq shares traded by Knight increased from 614.7 million shares in January 1997 to 3.2 billion shares in December 1998. During the same period, Knight's market share more than tripled from 4.4%, or a rank of 6th overall, to 15.6%, or a rank of 1st overall.

  . According to the NASD, Trimark has held the #1 market share ranking in the trading of NYSE-listed securities for over two years. Additionally, Trimark has increased its volumes and its market share over the same period. Trimark's trading volume of NYSE-listed securities has increased from 234.3 million shares in January 1997 to 644.0 million shares in December 1998. During the same period, Trimark's market share approximately doubled from 21.2% to 40.4%.

  . According to the NASD, Trimark has also held the #1 market share ranking in the trading of AMEX-listed securities for over two years. Additionally, Trimark has further increased its volumes and its market share over the same period. Trimark's trading volume of AMEX-listed securities has increased from 40.3 million shares in January 1997 to
     65.7 million shares in December 1998. During this same period, Trimark increased its market share from 51.4% to 61.7%.

   Knight/Trimark is subject to the informational requirements of the Exchange Act. Accordingly, Knight/Trimark files reports, proxy statements and other information with the Commission under Commission File Number 1-14223. Copies of Knight/Trimark's registration statements, reports, proxy statements and other information may be inspected and copied at certain offices of the Commission at the addresses listed under "Available Information" and through the Commission's home page on the internet.

         PRICE RANGE OF KNIGHT/TRIMARK COMMON STOCK AND CASH DIVIDENDS

   The Knight/Trimark common stock is traded on the Nasdaq National Market under the symbol "NITE." Public trading of the Knight/Trimark common stock commenced on July 8, 1998. Before that, no public market for its common stock existed. The following table sets forth, for the periods indicated, the high and low closing sales prices per share for the Knight/Trimark common stock in the Nasdaq National Market. The table reflects a two-for-one stock split effected May 17, 1999.

                                                                High      Low
                                                                ----      ---
     1998 Third Quarter (from July 8, 1998).................  $ 9 1/2   $ 3 5/16
          Fourth Quarter....................................  $12 11/16 $ 2 9/16
     1999 First Quarter.....................................  $33 1/2   $11
          Second Quarter (through June 10, 1999)............  $78 15/32 $33 3/32

   According to publicly available documents, Knight/Trimark has never paid a dividend. They intend to retain future earnings, if any, to finance the development and expansion of their business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. The payment of cash dividends is within the discretion of their board of directors and will depend on many other factors, including their results of operations, financial condition and capital requirements, restrictions imposed by financing arrangements and legal requirements.

                            DESCRIPTION OF THE DARTS

   The DARTS will be issued under an indenture (the "Indenture") between SSG and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"). The following is a summary of certain provisions of the DARTS, but this summary is not a complete restatement of the terms of the DARTS and the Indenture. Potential buyers of the DARTS should read the Indenture because it, and not this summary description, defines the rights of holders of the DARTS. A copy of the Indenture is included as an exhibit to the registration statement which includes this prospectus and is available upon request from SSG.

Nature of Obligation

   The DARTS are unsecured general obligations of SSG, and subordinate in right of payment to certain other obligations of Southwest as described under "-- Subordination." The total principal amount of DARTS to be issued by SSG in this offering will be limited to $50,000,000 ($57,500,000 if the underwriters' over-allotment option is exercised in full). The Indenture will permit SSG to issue up to $150 million total principal amount of DARTS. Accordingly, SSG may conduct additional offerings of DARTS in the future without the consent of purchasers of DARTS in this offering and all of the DARTS will constitute a single class of securities. The DARTS will be issued in fully registered form, without coupons, in denominations of $56.6875 or multiples of $56.6875.

Maturity and Interest

   The scheduled maturity of the DARTS is June 30, 2004. Interest on the DARTS will be paid in cash and accrue at the rate shown on the cover page of this prospectus. Accrued interest will be paid quarterly in arrears and the interest payment dates will be March 31, June 30, September 30 and December 31 of each year commencing September 30, 1999. If in any year a scheduled interest payment date is not a business day, then interest will be paid on the next succeeding business day. The DARTS will bear interest from the date of original issue or, if any interest has already been paid, from the most recent interest payment date to which interest has been paid. Interest will be paid to persons who are holders of DARTS at the close of business on the fifteenth day of the month preceding the interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Delivery of Payment

   Interest on the DARTS will be paid at the office or agency of SSG in New York, New York or by a corporate check mailed to the holders of the DARTS entitled to such payment. The principal amount of the DARTS will be paid by delivery of Knight/Trimark common stock or cash, or both, upon surrender of the DARTS at the office or agency of Southwest in New York, New York. All cash payments of principal and interest with respect to the DARTS represented by the certificate registered in the name of or held by The Depositary Trust Company or its nominee will be made by wire transfer of immediately available funds to The Depositary Trust Company or its nominee as the registered owner thereof. See "--Book Entry, Delivery and Form."

Transfer and Exchange

   A holder may transfer DARTS in accordance with the Indenture. The Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and SSG may require a holder to pay any taxes and fees required by law or permitted by the Indenture.

Maturity; Exchange Ratio

   The DARTS will mature on June 30, 2004, except the DARTS may mature earlier if the payment obligation of the DARTS is accelerated due to a default by SSG. At maturity, the principal amount of each DARTS will be exchanged by SSG for shares of Knight/Trimark common stock. Alternatively, instead of delivering Knight/Trimark common stock, SSG may deliver cash in an amount equal to the value of the Knight/Trimark common stock it is otherwise required to deliver or a combination of cash and Knight/Trimark common stock.

   The number of shares of Knight/Trimark common stock that will be delivered per DARTS at maturity is:

  (1) 0.8333 shares of Knight/Trimark common stock per DARTS if the Maturity Price (as defined in the next sentence) per share of Knight/Trimark common stock is greater than or equal to the Threshold Appreciation Price (as defined in the next paragraph);

  (2) a fractional share of Knight/Trimark common stock per DARTS equal to:

    .   the initial price per DARTS in this offering divided by
    .   the Maturity Price

    if the Maturity Price is less than the Threshold Appreciation Price but is greater than the initial price per DARTS in this offering; and

  (3) one share of Knight/Trimark common stock per DARTS if the Maturity Price is less than or equal to the initial price per DARTS in this offering.

   The Maturity Price is the average closing bid price per share of Knight/Trimark common stock for the 20 trading days ending on the business day prior to the maturity date. The Threshold Appreciation Price is $68.03.

   The number of shares of Knight/Trimark common stock that will be delivered to a holder of DARTS at maturity is subject to adjustment if certain events occur with respect to the Knight/Trimark common stock as described below in "--Anti-dilution Adjustments." No fractional shares of Knight/Trimark common stock will be delivered at maturity and a cash payment will be made in lieu of fractional shares as provided below in "--Fractional Shares."

   SSG expects that delivery of Knight/Trimark common stock in payment of principal of the DARTS at maturity (assuming SSG does not elect to pay the cash equivalent) will be made from the Knight/Trimark common stock SSG currently owns. The Knight/Trimark common stock currently owned by SSG will be freely tradeable when delivered at maturity (except if the recipient is an affiliate of SSG). However, if SSG defaults on the DARTS and as a result the maturity of the DARTS is accelerated to a date prior to July 8, 2000, then the Knight/Trimark common stock delivered at maturity will be subject to the manner of sale limitations imposed by Rule 144 under the Securities Act.

   On or prior to the 30th business day prior to maturity, SSG will notify the Trustee whether the principal amount of each DARTS will be exchanged for shares of Knight/Trimark common stock or cash, or both. In addition, on or prior to that date SSG will publish or cause to be published a notice in a newspaper of national circulation published at least five days a week, stating whether the principal amount of each DARTS will be exchanged for shares of Knight/Trimark common stock or cash, or both. If SSG elects to deliver shares of Knight/Trimark common stock, holders of the DARTS will be responsible for the payment of any and all brokerage costs upon the subsequent sale of such stock. If less than all of the outstanding DARTS are to be exchanged for Knight/Trimark common stock, the DARTS to be exchanged for Knight/Trimark common stock will be selected by the Trustee from the outstanding DARTS by lot or pro rata (as nearly as may be) or by any other method determined by the Trustee in its sole discretion to be equitable.

There Are No Restrictions on Our Ability to Transfer Knight/Trimark Common
Stock

   The Indenture does not restrict SSG's ability to sell, pledge or otherwise convey all or any portion of the Knight/Trimark common stock held by it, and none of SSG's Knight/Trimark common stock will be pledged or otherwise held in escrow for exchange at maturity. Consequently, if SSG becomes bankrupt or insolvent or if SSG is liquidated, then any Knight/Trimark common stock owned by SSG will be subject to the claims of the creditors of SSG. In addition, as described above in "--Maturity; Exchange Ratio," SSG will have the option, exercisable in its sole discretion, to pay the principal amount of the DARTS at maturity by delivering to holders of the DARTS either the specified number of shares of Knight/Trimark common stock or cash with an equal value, or a combination of both. There can be no assurance that SSG will elect at maturity to deliver Knight/Trimark common stock. Consequently, holders of the DARTS will not be entitled to any rights with respect to the Knight/Trimark common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on the Knight/Trimark common stock) until such time, if any, as SSG exchanges shares of Knight/Trimark common stock for DARTS at maturity.

Hypothetical Exchange Rates

   The following chart shows the number of shares of Knight/Trimark common stock or the amount of cash that a holder of DARTS would receive for each DARTS at various Maturity Prices, assuming that there will be no dilution adjustments. There can be no assurance that the Maturity Price will be within the range set forth below. Given the initial sales price in this offering of $56.6875 and the Threshold Appreciation Price of $68.03, a holder of the DARTS would receive at maturity the following number of shares of Knight/Trimark common stock or equivalent amount of cash (at the option of Southwest) per
DARTS:

        Maturity Price of           Number of Shares of
         Knight/Trimark               Knight/Trimark                 Equivalent
          Common Stock                 Common Stock                Amount of Cash
   ---------------------------  ---------------------------  ---------------------------
            $54.0000                       1.0000                      $54.0000
            $56.6875                       1.0000                      $56.6875
            $62.0000                       0.9143                      $56.6875
            $68.0250                       0.8333                      $56.6875
            $70.0000                       0.8333                      $58.3310

Fractional Shares

   No fractional shares of Knight/Trimark common stock will be issued if SSG exchanges the DARTS for shares of Knight/Trimark common stock. In lieu of any fractional share otherwise issuable in respect of a DARTS, the holder will receive an amount in cash equal to the value of the fractional share at the Maturity Price.

Redemption

   The DARTS are not redeemable or exchangeable for Knight/Trimark common stock prior to maturity.

Anti-Dilution Adjustments

   The number of shares of Knight/Trimark common stock delivered at maturity of the DARTS (which we refer to as the "Exchange Ratio" in this section) will be adjusted if certain events occur during the period commencing on the date of this prospectus and ending on the business day prior to maturity. The Exchange Ratio will not be adjusted for any event other than those specified below. These adjustments do not cover all events that could affect the Exchange Ratio, including, without limitation, an issuer tender or exchange offer at a premium to the market price or a third party tender or exchange offer for shares of Knight/Trimark common stock, and offerings of Knight/Trimark common stock for cash or in connection with acquisitions. See "Risk Factors--Knight/Trimark common stock is subject to dilution."

   If an adjustment event occurs, the Exchange Ratio will not be adjusted unless the amount of the adjustment is at least 1% of the Exchange Ratio; provided, however, that any adjustments which are not required to be made for this reason will be carried forward and taken into account in any subsequent adjustment. All adjustments to the Exchange Ratio will be calculated to the nearest 1/10,000th of a share of Knight/Trimark common stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share).

   SSG is required, within ten business days following the occurrence of an event that requires an adjustment to the Exchange Ratio or the occurrence of a Spin-Off (as defined in "--Dividends and Other Distributions" below) or a Reorganization Event (as defined in "--Consolidation, Merger or Sale of Assets of Knight/Trimark" below) (or, in any case, if SSG is not aware of such occurrence, as soon as it becomes aware), to provide written notice to the Trustee and to the holders of the DARTS of the occurrence of such event. The notice will be accompanied by a statement setting forth in reasonable detail
(1) the method by which the adjustment to the Exchange Ratio was determined or
(2) the change in the consideration to be received by the holders of the DARTS following a Spin-Off (if SSG elects not to adjust the Exchange Ratio in connection with the Spin-Off) or a Reorganization Event, and setting forth the revised Exchange Ratio or consideration. In connection with a Spin-Off, the notice will also include an election by Southwest (as described below in "-- Dividends and Other Distributions") to either adjust the Exchange Ratio or to deliver Spin-Off Securities (as defined under "--Dividends and Other Distributions" below) to the holders of the DARTS at maturity.

   For purposes of the following anti-dilution provisions, all references to Knight/Trimark common stock include any capital stock of Knight/Trimark received upon reclassification of the Class A common stock, par value $.01 per share, of Knight/Trimark.

   For purposes of clarity, it is intended that the adjustments for stock splits, reverse stock splits, stock dividends, cash dividends and other distributions described below will apply only if the events actually occur.

   Stock Splits

   If there is a stock split or reverse stock split of the Knight/Trimark common stock, then the Exchange Ratio will be adjusted at the opening of business on the day the stock split or reverse stock split is effective. The adjustment in the Exchange Ratio will be in direct proportion to the stock split or reverse stock split.

   Stock Dividends

   If there is a stock dividend on the Knight/Trimark common stock, then the Exchange Ratio will be adjusted at the opening of business on the first day on which the Knight/Trimark common stock trades without the right to receive such dividend (the "ex-dividend date"). The new Exchange Ratio will be calculated as follows:

                                      A + B
                                      -----
    New Exchange Ratio   =   ER   X     A

    Where:

      "ER" is the Exchange Ratio in effect immediately prior to the adjustment;

      "A" is the number of shares of Knight/Trimark common stock outstanding at the opening of business on the ex-dividend date; and

      "B" is the number of shares constituting the stock dividend.

   Rights and Warrants

   If Knight/Trimark issues rights or warrants to all holders of Knight/Trimark common stock to subscribe for or purchase shares of Knight/Trimark common stock at an exercise price per share less than the closing price of the Knight/Trimark common stock on the record date for determining the holders of Knight/Trimark common stock entitled to receive such rights and warrants, then the Exchange Ratio will be adjusted at the record date. No adjustment, however, will be made with respect to rights to purchase shares of Knight/Trimark common stock pursuant to a plan for the reinvestment of dividends or interest. The new Exchange Ratio will be calculated as follows:

                                      A + B
                                      -----
    New Exchange Ratio   =   ER   X   A + C

    Where:

      "ER" is the Exchange Ratio in effect immediately prior to the adjustment;

      "A" is the number of shares of Knight/Trimark common stock outstanding at the close of business on the record date;

      "B" is the number of shares of Knight/Trimark common stock underlying the rights or warrants; and

      "C" is (1) the number of shares of Knight/Trimark common stock underlying the rights or warrants; multiplied by (2) the offer or exercise price of the rights or warrants; divided by (3) the closing price of the Knight/Trimark common stock on the record date.

   If the rights and warrants expire prior to the maturity of the DARTS, the Exchange Ratio will be readjusted to the Exchange Ratio that would have been in effect had such adjustments for the issuance of such rights or warrants been made upon the basis of the number of shares of Knight/Trimark common stock actually delivered.

  Dividends and Other Distributions

   There will be no adjustments to the Exchange Ratio to reflect cash dividends or other distributions paid with respect to Knight/Trimark common stock other than Extraordinary Dividends. A dividend or other distribution with respect to Knight/Trimark common stock will be an "Extraordinary Dividend" if it:

  (1) is of securities ("Spin-Off Securities") of an issuer other than Knight/Trimark (a "Spin-Off"); or

  (2) exceeds the immediately preceding non-Extraordinary Dividend for Knight/Trimark common stock by an amount equal to at least 10% of the closing price of Knight/Trimark common stock on the first business day immediately preceding the ex-dividend date with respect to such Extraordinary Dividend.

   If an Extraordinary Dividend occurs with respect to Knight/Trimark common stock, the Exchange Ratio will be adjusted at the opening of business on the ex-dividend date. The new Exchange Ratio will be calculated as follows:

                                         A
                                       -----
    New Exchange Ratio   =   ER    X   A - B

    Where:

      "ER" is the Exchange Ratio in effect immediately prior to the adjustment.

      "A" is the closing price of Knight/Trimark common stock on the business day immediately preceding such ex-dividend date; and

      "B" is

              (1) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Knight/Trimark common stock; or

              (2) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend.

   To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Board of Directors of SSG, whose determination will be conclusive and described in a Board resolution.

   Notwithstanding the foregoing, instead of adjusting the Exchange Ratio after a Spin-Off, SSG can elect to deliver at maturity of the DARTS an amount of Spin-Off Securities (or cash in equal amount) equal to the product of (1) the Exchange Ratio and (2) the amount of Spin-Off Securities issued per share of Knight/Trimark common stock in the Spin-Off. For purposes of delivering cash in lieu of delivering Spin-Off Securities at maturity, the value of the Spin-Off Securities would be an amount equal to the average closing price per share of the Spin-Off Securities attributable to each DARTS for the 20 trading days ending on the business day prior to the maturity date. If SSG elects to deliver Spin-Off Securities at maturity, holders of the DARTS will be responsible for the payment of any and all brokerage and other transaction costs upon any subsequent sale of the Spin-Off Securities.

  Consolidation, Merger or Sale of Assets of Knight/Trimark

   In the event of:

  (1) any consolidation or merger of Knight/Trimark, or any surviving entity or subsequent surviving entity of Knight/Trimark (which will be referred to in this section as a "Knight/Trimark Successor"), with or into another entity (other than a merger or consolidation in which Knight/Trimark is the continuing corporation and in which the Knight/Trimark common stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of Knight/Trimark or another entity);

  (2) any sale, transfer, lease or conveyance to another corporation of the property of Knight/Trimark or any Knight/Trimark Successor as an entirety or substantially as an entirety;

  (3) any statutory exchange of securities of Knight/Trimark or any Knight/Trimark Successor with another corporation (other than in connection with a merger or acquisition); or

  (4) any liquidation, dissolution or winding up of Knight/Trimark or any Knight/Trimark Successor (any such event described in clause (1), (2), (3) or (4), a "Reorganization Event"),

the Exchange Ratio used to determine the amount payable upon exchange at maturity for each DARTS will be adjusted to provide that each holder of DARTS will receive for each DARTS at maturity cash in an amount equal to:

  (a) 0.8333 multiplied by the Transaction Value if the Transaction Value (as defined below) is greater than or equal to the Threshold Appreciation Price;

  (b) the initial price per DARTS in this offering if the Transaction Value is less than the Threshold Appreciation Price but greater than the initial price per DARTS in this offering; and

  (c) the Transaction Value if the Transaction Value is less than or equal to the initial price per DARTS in this offering.

   "Transaction Value" means:

  (1) for any cash received in any such Reorganization Event, the amount of cash received per share of Knight/Trimark common stock;

  (2) for any property other than cash or securities received in a Reorganization Event, an amount equal to the market value at maturity of such property received per share of Knight/Trimark common stock, which market value will be determined by a nationally recognized independent investment banking firm retained for this purpose; and

  (3) for any securities received in a Reorganization Event, an amount equal to (A) the average closing price per share of such securities on the 20 trading days ending on the business day prior to maturity of the DARTS multiplied by (B) the number of such securities received for each share of Knight/Trimark common stock.

   Notwithstanding the foregoing, if a Reorganization Event occurs, SSG may, at its option, in lieu of delivering cash as described above, deliver:

  (a) an amount of cash equal to (1) the Exchange Ratio (adjusted as described above) multiplied by (2) the amount of cash, if any, received by SSG per share of Knight/Trimark common stock in such Reorganization Event; plus

  (b) property in an amount equal to (1) the Exchange Ratio (adjusted as described above) multiplied by (2) the amount of property, if any, received by SSG per share of Knight/Trimark common stock in such Reorganization Event; plus

  (c) securities in a number or amount, as applicable, equal to (1) the Exchange Ratio (adjusted as described above) multipled by (2) the number or amount, as applicable, of securities, if any, received by SSG in such Reorganization Event per share of Knight/Trimark common stock.

   If SSG elects to deliver securities or other property, holders of the DARTS will be responsible for the payment of any and all brokerage and other transaction costs upon any subsequent sale of such securities or other property. The kind and amount of securities into which the DARTS shall be exchangeable after consummation of such transaction shall be subject to adjustment as described in the immediately preceding paragraph following the date of consummation of such transaction.

Subordination

   Payments under the DARTS will be subordinated to the prior payment in full of all Senior Indebtedness of Southwest. "Senior Indebtedness" is defined below in this section. If there is any payment or distribution of assets to creditors of Southwest upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshalling of assets, then the holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due with respect to the Senior Indebtedness before any payment is made on the DARTS and before Southwest may acquire any of the DARTS for any cash, property, assets or securities.

   SSG also may not make any payment on the DARTS if:

  (1) there occurs and is continuing a default in the payment of all or any portion of the obligations under any Senior Indebtedness (a payment default); or

  (2) there occurs and is continuing any other default with respect to the Senior Indebtedness that permits the holders of the Senior Indebtedness to accelerate the maturity of that Senior Indebtedness, and the Trustee and SSG have been notified in writing by any authorized holder or representative of holders of such Senior Indebtedness that no payment should be made with respect to the DARTS (a covenant default).

   Payment on the DARTS will resume:

  (1) in the case of a payment default, on the date the default is cured or waived; and

  (2) in the case of a covenant default, the earlier of 120 days or the date on which such default is cured or waived, unless the maturity of such Senior Indebtedness has been accelerated.

   If any payment to the holders of the DARTS is delayed due to a covenant default on Senior Indebtedness, payment on the DARTS may not again be delayed due to a covenant default unless:

  (1) at least 360 days have passed since the last delay period commenced;
      and

  (2) all scheduled payments under the DARTS that have come due since the last delay period commenced have been paid in full in cash.

   Subject to payment in full of all Senior Indebtedness, the holders of the DARTS will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made on Senior Indebtedness upon any distribution of assets in any such proceedings out of the distributive share of the DARTS.

   "Senior Indebtedness" means the principal of (and premium, if any), and accrued interest on:

  (1) indebtedness of SSG (including indebtedness of others guaranteed by Southwest) other than the DARTS that is existing on the date of the Indenture, which is:

    (a) for money borrowed; or

    (b) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind;

  (2) obligations of SSG as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and leaseback transaction to which SSG is a party;

  (3) amendments, renewals, extensions, modifications and refundings of any indebtedness or obligation identified in clauses (1) or (2) above; and

  (4) future indebtedness of SSG described in (1) above, and amendments, renewals, extensions, modifications and refundings thereof, if the instrument creating or evidencing such future indebtedness provides that such indebtedness or obligation is senior in right of payment to the DARTS.

   The following obligations will not be Senior Indebtedness, and will rank equally with the DARTS unless the instruments creating such indebtedness provide by their terms that such indebtedness is junior in right of payment to the DARTS:

  (1) future indebtedness of Southwest which is, by its terms, convertible or exchangeable into capital stock; and

  (2) indebtedness of SSG or amounts owed by SSG (except to banks and other financial institutions) for compensation to employees, or for goods or materials purchased, or services utilized, in the ordinary course of business of SSG or of any other person from whom such indebtedness or amount was assumed by SSG or for whom such indebtedness was guaranteed by SSG.

   The DARTS are unsecured obligations of SSG, and will rank equally with all unsecured trade debt and unsecured obligations of SSG that arise by operation of law or are imposed by any judicial or governmental authority. The DARTS are obligations exclusively of SSG, and accordingly, will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of its subsidiaries. The right of SSG, and, therefore, the right of creditors of SSG (including holders of DARTS) to receive assets of any of its subsidiaries, as a practical matter, will be effectively subordinated to the claims of the subsidiary's creditors, except to the extent SSG is itself recognized as a creditor of the subsidiary or those other creditors have agreed to subordinate their claims to the payment of the DARTS, in which case the claims of SSG would still be subordinate to any secured claim on the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by SSG.

   At March 26, 1999, $55.5 million of Senior Indebtedness was outstanding. Southwest may from time to time incur additional indebtedness constituting Senior Indebtedness.

Consolidation, Merger and Sale of Assets

   SSG may not, directly or indirectly, consolidate with or merge into any other entity or convey, transfer, sell or lease its assets (or the collective assets of it and its subsidiaries) substantially as an entirety to any entity, unless:

  (1) either (a) SSG is the continuing corporation or (b) the entity formed by or surviving such consolidation or merger or to which such assets are conveyed, transferred, sold or leased is a corporation organized under the laws of the United States or any state thereof or the District of Columbia;

  (2) the entity formed by or surviving such consolidation of merger (if other than SSG) or to which such assets are conveyed, transferred, sold or leased assumes all obligations of SSG under the DARTS and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

  (3) immediately before and immediately after the transaction, no Event of Default (as defined below in "--Events of Default"), and no event which, after notice or lapse of time or both, would become an Event of Default, under the Indenture shall exist;

  (4) immediately after giving effect to the transaction, the DARTS and the Indenture, as supplemented, will be valid and enforceable obligations of SSG or such successor; and

  (5) SSG has delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that the assumption of SSG's obligations under the DARTS and the Indenture comply with the applicable provisions of the Indenture.

Events of Default

   The following will be Events of Default under the Indenture:

  (1) failure to pay principal of any DARTS when due and payable, regardless of whether the payment is prohibited by the subordination provisions of the Indenture;

  (2) failure to pay any interest on any DARTS when due, which failure continues for 30 days, regardless of whether the payment is prohibited by the subordination provisions of the Indenture;

  (3) failure to perform any of the covenants of SSG in the Indenture, which failure continues for 60 days after written notice of the failure as provided in the Indenture;

  (4) failure to pay when due the principal of and/or any indebtedness for money borrowed by SSG or any of its subsidiaries in excess of $5 million, individually or in the aggregate, if that indebtedness is not discharged, or any payment acceleration resulting from the failure is not annulled, within 10 days after written notice as provided in the Indenture;

  (5) failure by SSG or any of its "significant subsidiaries," as that term is defined under Regulation S-X under the Securities Act of 1933 as in effect on the date of the Indenture, to pay final judgments aggregating more than $1 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

  (6) certain events of bankruptcy, insolvency or reorganization of SSG or any "significant subsidiary."

   Except as provided in the Indenture, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of DARTS, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority of the outstanding DARTS will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee as a result of an Event of Default.

   If an Event of Default under clause (6) above occurs, all unpaid principal and interest on the DARTS will automatically become immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the DARTS. If any other Event of Default occurs and is continuing, either the Trustee or the holders of at least 25% of the then outstanding DARTS (by notice to Southwest and the Trustee) may declare the unpaid principal and interest on the DARTS to become immediately due and payable. After the acceleration of payment, but before a judgment or decree is issued based on the acceleration, the holders of a majority of the then outstanding DARTS may, under certain circumstances, rescind and annul the acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture. The waiver of defaults is discussed below in "--Modifications, Amendments and Waivers."

   No holder of any DARTS will have any right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy under the Indenture unless:

  (1) the holder shall have previously given to the Trustee written notice of a continuing Event of Default;

  (2) holders of at least 25% of the then outstanding DARTS shall have made written request and offered satisfactory indemnity to the Trustee to institute the proceeding;

  (3) the Trustee shall have failed to institute the proceeding within 60 days after the receipt of such request of and offer of indemnity; and

  (4) during such 60-day period, no direction inconsistent with such request shall have been given to the Trustee by the holders of a majority of the then outstanding DARTS.

Modifications, Amendments and Waivers

   Modifications and amendments of the Indenture may be made by SSG and the Trustee with the consent of the holders of at least a majority of the then outstanding DARTS held by persons other than affiliates of Southwest, except that no modification or amendment may be made without the consent of the holder of each outstanding DARTS affected thereby if the modification or amendment would:

  (1) change the stated maturity of, or any installment of interest on, or waive a default in the payment of, any DARTS;

  (2) reduce the principal amount of any DARTS or reduce the rate or extend the time of payment of interest on any DARTS;

  (3) reduce the number of shares of Knight/Trimark common stock (or other assets) deliverable by SSG at maturity of the DARTS;

  (4) change the place or means of payment of principal of or interest on any DARTS;

  (5) impair the right to institute suit for the enforcement of any payment on or with respect to any DARTS;

  (6) reduce the vote of the holders necessary to waive certain defaults or compliance with certain provisions of the Indenture, consent to any merger, consolidation or conveyance, sale, transfer or lease of assets, or modify or amend the Indenture;

  (7) modify the provisions of the Indenture with respect to the subordination of the DARTS in a manner adverse to the holders; or

  (8) except as permitted by the Indenture, consent to the assignment or transfer by SSG of any of its rights and obligations under the Indenture.

   The holders of a majority of the then outstanding DARTS held by persons other than affiliates of SSG may, on behalf of all holders, waive any past default under the Indenture or Event of Default, except a unanimous vote is necessary to waive a default in the payment of principal of or interest on any of the DARTS or in respect of a provision which under the Indenture cannot be amended without the consent of the holder of each outstanding DARTS.

   Amendments and supplements of the Indenture may be made by SSG and the Trustee without the consent of any holder to:

  (1) cure any ambiguity, defect or inconsistency (which does not adversely affect the rights of any holder of the DARTS);

  (2) comply with the restriction on mergers, consolidations and asset sales;

  (3) to provide for uncertificated DARTS in addition to or instead of certificated DARTS;

  (4) add to the covenants of SSG further covenants, restrictions, conditions or provisions for the protection of the holders of the DARTS;

  (5) make any change that does not adversely affect the rights of any holder of the DARTS under the Indenture;

  (6) comply with requirements of the Securities and Exchange Commission in order to effect or maintain qualification of the Indenture under the Trust Indenture Act; or

  (7) to provide for the issuance of additional DARTS from time to time up to a total of $150 million principal amount of DARTS.

Governing Law

   The Indenture and the DARTS will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to such State's conflict of law principles.

Concerning the Trustee

   SSG may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business, and the Trustee and its affiliates may from time to time in the future provide SSG with banking and financial services in the ordinary course of their business.

Book-Entry, Delivery and Form

   Except as set forth in the next paragraph, the DARTS will initially be issued in the form of one or more Global DARTS (collectively, the "Global DARTS"). The Global DARTS will be deposited on the date of the closing of the sale of the DARTS with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary.

   DARTS that are issued as described below in "--Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless all Global DARTS have previously been exchanged for Certificated Securities, be exchanged for an interest in the Global DARTS representing the number of DARTS being transferred, subject to the transfer restrictions set forth in the indenture.

   The Depositary has advised SSG that it is:

  (1) a limited-purpose trust company organized under the laws of the State of New York;

  (2) a member of the Federal Reserve System;

  (3) a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  (4) a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act.

The Depositary was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance in accounts of its Participants. The Depositary's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as bank's, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through Participants or Indirect Participants.

   Southwest expects that pursuant to procedures established by the Depositary:

   (1) upon deposit of the Global DARTS, the Depositary will credit the accounts of Participants designated by the underwriters with an interest in the Global DARTS; and

   (2) ownership of the DARTS evidenced by Global DARTS will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of Participants), the Participants and the Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer DARTS or to pledge the DARTS as collateral will be limited to such extent.

   So long as the Depositary or its nominee is the registered owner of the Global DARTS, the Depositary or such nominee, as the case may be, will be considered the holder under the Indenture of the DARTS represented by the Global DARTS. Except as provided below, owners of beneficial interests in a Global DARTS will not be entitled to have DARTS represented by such Global DARTS registered in their names, will not receive or be entitled to receive physical delivery of the Certificated Securities, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in DARTS represented by a Global DARTS to pledge such interest to persons or entities that do not participate in the Depositary's system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

   Payments with respect to any DARTS represented by a Global DARTS registered in the name of the Depositary or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depositary or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, Southwest and the Trustee may treat the persons in whose names the DARTS, including the Global DARTS, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither Southwest nor the Trustee has or will have responsibility or liability for the payment of such amounts to beneficial owners of DARTS, or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global DARTS as shown on the records of the Depositary, Payments by the Participants and the Indirect Participants to the beneficial owners of DARTS will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

Certificated Securities

   Subject to certain conditions, any person having a beneficial interest in a Global DARTS may, upon request to the Trustee, exchange such beneficial interest for DARTS in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof).

   In addition, Certificated Securities will be issued in exchange for the Global DARTS if:

  (1) Southwest notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and Southwest is unable to locate a qualified successor within 90 days; or

  (2) Southwest, at its option, notifies the Trustee in writing that it elects to cause the issuance of DARTS in definitive form under the Indenture.

   Certificated Securities will be issued upon surrender by the Depositary of its Global DARTS to each person that the Depositary identifies as the beneficial owner of the DARTS represented by the Global DARTS. In addition, subject to certain conditions, any person having a beneficial interest in a Global DARTS may, upon request to the Trustee, exchange such beneficial interest for Certificated Securities. Upon any such issuance, the Trustee is required to register the Certificated Securities in the name of such person or persons (or a designated nominee), and cause the same to be delivered to such person or persons or their nominees.

   Neither SSG nor the Trustee shall be liable for any delay by the Depositary or any Participant or Indirect Participant in identifying the beneficial owners of the related DARTS. Each of them may conclusively rely on, and shall be protected in relying on instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the DARTS to be issued).

   The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that SSG believes to be reliable. SSG has no responsibility for the performance by the Depositary or its Participants of their respective obligations as described hereunder or under the rules and procedures governing their respective operations.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a summary of the material United States federal income tax consequences resulting from the purchase, ownership and disposition of the DARTS. As the law is technical and complex, the discussion below necessarily represents only a general summary. This summary only addresses the tax consequences to a person that acquires the DARTS on their original issuance at the initial price per DARTS in this offering and that is (1) an individual citizen or resident of the United States, (2) a corporation that is created or organized under the laws of the United States or any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust which is subject to the supervision of a court within the United States and which has one or more United States persons who have the authority to control all substantial decisions of the trust (a "United States Person"). This summary does not address all the possible tax consequences that may be applicable to a particular holder in light of the holder's individual investment circumstances, nor does it address the tax consequences to (A) persons that are not United States Persons, (B) persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, traders in securities or commodities electing to mark to market, tax-exempt organizations, and dealers in securities or currencies, (C) persons that will hold the DARTS as part of a position in a "straddle" or as part of a "hedging," "conversion," "synthetic security" or other integrated investment transaction for federal income tax purposes, (D) persons whose functional currency is not the United States dollar, (E) persons that do not hold the DARTS and, if applicable, the Knight/Trimark common stock as capital assets, or
(F) persons that acquire a DARTS at other than the initial price per DARTS in this offering.

   This summary is based upon the Internal Revenue Code, Treasury Regulations, rulings and pronouncements of the IRS, and judicial decisions in effect on the date of this prospectus, all of which are subject to change at any time (possibly with retroactive effect). Southwest will not be seeking an IRS ruling with respect to the correct tax treatment of the DARTS. In addition, no existing statutory, judicial or administrative authority directly addresses the characterization of the DARTS or instruments similar to DARTS for U.S. federal income tax purposes. As a result, significant uncertainty exists concerning the proper tax treatment of the DARTS. There can be no assurance that the IRS or a court will agree with the conclusions expressed in this section. This summary does not include any description of the tax laws of any state or local government, or of any foreign government, that may be applicable to the DARTS or holders thereof.

   Persons considering an investment in the DARTS should consult their own tax advisors concerning the application of the United States federal tax laws to their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

   Pursuant to the terms of the Indenture, SSG and every holder of the DARTS will be obligated (in the absence of an administrative determination or judicial ruling to the contrary) to characterize the DARTS for all tax purposes as a forward purchase contract to purchase Knight/Trimark common stock (and Spin-Off Securities, if any) at maturity (including as a result of acceleration or otherwise), under the terms of which contract (1) at the time of issuance of the DARTS the holder deposits irrevocably with SSG a fixed amount of cash equal to the purchase price of the DARTS to assure the fulfillment of the holder's purchase obligation described in clause (3) below, which deposit will unconditionally and irrevocably be applied at maturity to satisfy such obligation, (2) until maturity SSG will be obligated to pay interest on such deposit at a rate equal to the stated rate of interest on the DARTS as compensation to the holder for SSG's use of such cash deposit during the term of the DARTS, and (3) at maturity such cash deposit unconditionally and irrevocably will be applied by SSG in full satisfaction of the holder's obligation under the forward purchase contract, and SSG will deliver to the holder the number of shares of Knight/Trimark common stock (and Spin-Off Securities, if any) that the holder is entitled to receive at maturity pursuant to the terms of the DARTS (subject to SSG's right to deliver cash in lieu of the shares of Knight/Trimark common stock (and Spin-Off Securities, if any)). Prospective investors should note that cash proceeds of this offering will not be segregated by SSG during the term of the DARTS, but instead will be commingled with SSG's other assets and applied in a manner consistent with the "Use of Proceeds" discussion above. Consistent with the above characterization,
(A)
amounts paid to SSG in respect of the original issue of the DARTS will be treated as allocable in their entirety to the amount of the cash deposit attributable to such DARTS and (B) amounts denominated as interest that are payable with respect to the DARTS will be characterized as interest payable on the amount of such deposit, includible annually in the income of the holder as interest income in accordance with such holder's method of accounting.

   Under the above characterization of the DARTS, a holder's tax basis in the DARTS generally will equal the holder's cost for the DARTS. Upon the sale or other taxable disposition of a DARTS, a holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the holder's tax basis in the DARTS. Such gain or loss generally will be long-term capital gain or loss if the holder has held the DARTS for more than one year at the time of disposition.

   Under the above characterization of the DARTS, if SSG delivers shares of Knight/Trimark common stock (and Spin-Off Securities, if any) at maturity, a holder will recognize no gain or loss on the purchase of the shares of Knight/Trimark common stock (and Spin-Off Securities, if any) against application of the monies received by SSG in respect of the DARTS. A holder will have a tax basis in such interest in the shares of Knight/Trimark common stock (and Spin-Off Securities, if any) equal to the holder's tax basis in the DARTS (less the portion of the tax basis of the DARTS allocable to any fractional interest in shares of Knight/Trimark common stock (and Spin-Off Securities, if any), as described in the next sentence). A holder will recognize gain or loss (which will be short-term capital gain or loss) with respect to cash received in lieu of a fractional interest in a share of Knight/Trimark common stock (and Spin-Off Securities, if any) equal to the difference between the cash received for the fractional interest and the portion of the basis of the DARTS allocable to the fractional interest (based on the relative number of fractional shares and full shares delivered to the holder). If SSG delivers solely cash to the holder at maturity, a holder will recognize capital gain or loss equal to any difference between the cash received from SSG and the holder's tax basis in the DARTS at that time. Such gain or loss generally will be long-term capital gain or loss if the holder has held the DARTS for more than one year at maturity. The receipt of any accrued and unpaid interest at maturity will be includible in the income of the holder as ordinary interest income.

   Due to the absence of authority as to the proper characterization of the DARTS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the federal income tax consequences of owning DARTS under Treasury regulations promulgated in June 1996 governing contingent payment debt instruments (the "Contingent Payment Regulations"). The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a "comparable yield" for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a "comparable yield," be determined, and the adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the interest actually paid on a contingent debt instrument, the owner of that instrument will recognize ordinary interest income in excess of the cash the owner receives. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument will be treated as ordinary income. Any loss realized on such sale, exchange or redemption will be treated as an ordinary loss to the extent the holder's original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally will be treated as a capital loss.

   We believe that the Contingent Payment Regulations do not apply to the DARTS, because those Regulations apply only to debt instruments that provide for contingent payments. The DARTS are payable by the delivery of shares of Knight/Trimark common stock (and Spin-Off Securities, if any) (unless SSG exercises its option to deliver cash to the holders at maturity) and provide economic returns that are based upon the value of the Knight/Trimark common stock (and Spin-Off Securities, if any) at maturity. The DARTS therefore offer no assurance that a holder's investment will be returned to the holder at maturity.

   Accordingly, we believe that the DARTS properly are characterized for tax purposes, not as debt instruments, but as forward purchase contracts in respect of which holders have deposited a fixed amount of cash with SSG, on which interest is payable at a fixed rate. If, however, the IRS were successfully to maintain that the Contingent Payment Regulations applied to the DARTS, then, among other matters, (1) gain realized by a holder on the sale or other taxable disposition of a DARTS would be characterized as ordinary income, rather than as short- or long-term capital gain (depending on whether the DARTS had been held for more than one year at the time of such disposition) and (2) a holder would recognize ordinary income, or ordinary or capital loss (as the case may be, under the rules of the Contingent Payment Regulations summarized above) on the receipt of the shares of Knight/Trimark common stock (and Spin-Off Securities, if any), rather than capital gain or loss upon the ultimate sale of such DARTS.

   Even if the Contingent Payment Regulations do not apply to the DARTS, it is possible that the IRS could seek to characterize the DARTS in a manner that results in tax consequences to initial holders of the DARTS different from those reflected in the Indenture and described above. Under alternative characterizations of the DARTS, it is possible, for example, that the DARTS could be treated as including a forward contract and one or more options.

Possible Treasury Regulations

   Section 1259 of the Code requires a taxpayer to recognize taxable gain at the time of a "constructive sale" with respect to any appreciated position in stock. A "constructive sale" is deemed to occur with respect to an appreciated position in stock if the owner engages in certain specified transactions which generally eliminate substantially all risk of loss and all opportunity for gain with respect to such position. We do not believe the issuance of the DARTS will constitute a "constructive sale" under Section 1259 of the Code because under the terms of the DARTS we will retain the dividends and an opportunity for gain with respect to the underlying Knight/Trimark Common Stock. The legislative history to Section 1259 of the Code addresses the treatment of "collar" transactions which, as in the case of the DARTS, imposes some limits on the owner's risk of loss and opportunity for gain with respect to the underlying appreciated position in stock. The legislative history further indicates that the determination regarding whether the terms of a particular "collar" constitute a constructive sale will be made in the Regulations that generally would be applicable only on a prospective basis, except in cases to prevent abuses.

   A bill pending in Congress that was introduced on May 5, 1999 would treat some or all of the net long-term capital gain arising from "constructive ownership" transactions involving certain derivative financial instruments as short-term capital gain, and would impose an interest charge on such short-term capital gain. The proposed legislation would be effective with respect to gain recognized after the date the legislation is enacted into law, generally without regard to when the constructive ownership transaction was entered into. If enacted in its current form, the legislation does not appear to apply to the DARTS (and, even if the legislation in its current form were extended to cover the DARTS, it is not expected to have any material effect on the DARTS). It is not possible to predict whether legislation addressing constructive ownership transactions will be enacted, or what form any such legislation might take (including with respect to effective dates).

Non-U.S. Holders

   Payments which are made with respect to the DARTS to any holder who is a nonresident alien individual or foreign corporation ("Non-U.S. Holder") will generally not be subject to United States federal withholding tax (except as discussed below with respect to backup withholding), provided that such holder complies with applicable certification requirements (including, in general the furnishing of IRS Forms W-8 or 1001, or successor forms thereto).

   A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale, exchange or redemption of the DARTS, unless (1) the gain is effectively connected with a trade or business of the Non-U.S. Holder within the United States, (2) subject to certain exceptions, in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the DARTS as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met or (3) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens and resident of the United States).

Backup Withholding and Information Reporting

   In general, payments of principal, premium and interest with respect to a DARTS, and the proceeds of a sale of a DARTS within the United States (1) will be subject to information reporting and (2) will be subject to backup withholding at a rate of 31% if the holder fails to provide its taxpayer identification number on IRS Form W-9, fails to establish an exemption from backup withholding, or is otherwise subject to backup withholding under Section 3406 of the Code. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                  UNDERWRITING

   Subject to the terms and conditions stated in an underwriting agreement, each underwriter named below has severally agreed to purchase, and Southwest has agreed to sell to such underwriter, the number of DARTS set forth opposite the name of such underwriter.

       Name                                                      Number of DARTS
       ----                                                      ---------------
       Raymond James & Associates, Inc. ........................     441,014
       Forum Capital Markets LLC................................     441,014
                                                                     -------
           Total                                                     882,028

   The underwriting agreement provides that the obligations of the several underwriters to purchase the DARTS included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all of the DARTS (other than those covered by the over-allotment option described in the next paragraph) if they purchase any of the DARTS.

   Southwest has granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to $7,500,000 of newly-issued DARTS to cover over-allotments, if any, in this offering. If the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional DARTS approximately proportionate to its initial purchase commitment.

   Southwest has been advised by the underwriters that they propose to offer some of the DARTS directly to the public at the public offering price set forth on the cover of this prospectus. After the initial offering of the DARTS to the public, the underwriters may change the public offering price and the other selling terms.

   The following table shows the underwriting discounts and commissions to be paid to the underwriters by Southwest in connection with this offering.

                        Paid by Southwest
                        -----------------
             Per DARTS       $1.9841

   Southwest estimates that its total expenses in connection with this offering will be $230,000.

   The DARTS will constitute a new class of securities with no established trading market. The initial public offering price for the DARTS is equal to the last bid price of the Knight/Trimark common stock on June 10, 1999, as reported on the Nasdaq National Market. Southwest does not intend to apply to have the DARTS listed on any securities exchange. Southwest has been advised by the underwriters that, following the completion of this offering, they intend to make a market in the DARTS in the over-the-counter market. However, they are not obligated to do so and any market-making activities with respect to the DARTS may be discontinued at any time without notice. Accordingly, no assurance can be given as to the liquidity of or the trading market for the DARTS. The lack of a trading market could adversely affect investors, as described in the "Risk Factors" section under the caption "-- It is possible that the secondary market for the DARTS will be illiquid ."

   In connection with this offering, the underwriters may purchase and sell DARTS in the open market. These transactions may include over-allotment, stabilizing transactions and syndicate covering transactions. Over-allotments involve syndicate sales of DARTS in excess of the number of DARTS to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of DARTS in the open market after the distribution of the DARTS has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of DARTS made for the purpose of preventing or retarding a decline in the market price of the DARTS while this offering is in progress. Such stabilizing transactions and syndicate covering transactions may cause the price of the DARTS to be higher than it otherwise would be in the absence of such transactions.

   These transactions may be effected in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

   Southwest has agreed to indemnify the underwriters against certain liabilities in connection with the offer and sale of the DARTS, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

   The validity of the DARTS offered hereby is being passed upon for Southwest by Gardere & Wynne, L.L.P., Dallas, Texas. Certain legal matters will be passed upon for the Underwriters by Kelley Drye & Warren LLP.

                                    EXPERTS

   The consolidated financial statements and schedule of SSG and its subsidiaries as of June 26, 1998 and June 27, 1997, and for each of the years in the three-year period ended June 26, 1998, have been incorporated herein by reference in this Registration Statement in reliance on the reports of KPMG LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

              WHERE YOU CAN FIND MORE INFORMATION ABOUT SOUTHWEST

   We are subject to the information requirements of the Exchange Act, and in accordance therewith we file periodic reports, proxy statements and other information with the SEC. Reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and such information may also be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's web site address, http://www.sec.gov.

   We have filed with the Commission a registration statement on Form S-3 (together with all exhibits, schedules, amendments and supplements thereto, the "Registration Statement") under the Securities Act with respect to the DARTS offered hereby. This prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement (certain parts of which have been omitted in accordance with the rules and regulations of the Commission). Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and each such statement is qualified in all respects by reference to the copy of such contract or document filed as an exhibit to the Registration Statement. For further information with respect to the Company and the DARTS reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof, which may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D. C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates.

   The following documents or portions thereof filed by the Company with the Commission (Commission File No. 0-19483) pursuant to the Exchange Act are hereby incorporated by reference in this prospectus:

  1. Annual Report on Form 10-K for the fiscal year ended June 26, 1998.

  2. Quarterly Reports, including any amendments to these reports, on Form 10-Q for the quarters ended September 25, 1998, December 31, 1998 and March 26, 1999.

  3. Current Report on Form 8-K dated June 7, 1999.

   All reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the DARTS made hereby shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the filing of such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this prospectus.

   The Company will provide without charge to each person to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any and all of the documents incorporated by reference herein (other than exhibits and schedules to such documents, unless such exhibits or schedules are specifically incorporated by reference into such documents). Such requests should be directed to Barbara A. Hart, Secretary, Southwest Securities Group, Inc., 1201 Elm Street, Suite 3500, Dallas, Texas 75270, or by telephone at (214) 859-1800.

Prospective investors may rely only on the information contained in this prospectus. Neither Southwest Securities Group, Inc. nor any underwriter has authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.


                              ------------------

                               TABLE OF CONTENTS

                              ------------------

Certain Introductory Matters................................................   2
Cautionary Statement Regarding Forward-Looking Statements...................   2
Prospectus Summary..........................................................   3
Risk Factors................................................................   7
Southwest Securities Group, Inc. ...........................................  16
Use of Proceeds.............................................................  17
Capitalization..............................................................  17
Relationship Between Southwest and Knight/Trimark...........................  18
Knight/Trimark Group, Inc. .................................................  18
Price Range of Knight/Trimark Common Stock and Cash Dividends...............  19
Description of the DARTS....................................................  20
Certain United States Federal Income Tax Considerations.....................  33
Underwriting................................................................  37
Legal Matters...............................................................  38
Experts.....................................................................  38
Where You Can Find More Information About Southwest.........................  38

                                  $50,000,000
         882,028 Derivative Adjustable Ratio Securities SM (DARTS SM)
                  [Logo of Southwest Securities Group, Inc.]

               Subject to Exchange into Class A Common Stock of
                     [Logo of KNIGHT/TRIMARK GROUP, INC.]

                                ---------------

                                  PROSPECTUS

                                ---------------
                       Raymond James & Associates, Inc.

                           Forum Capital Markets LLC
                                 June 11, 1999